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                                                                    EXHIBIT 9(a)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of July, 1996 by and between THE PARKSTONE ADVANTAGE FUND, a Massachusetts business trust (the "Trust") and BISYS FUND SERVICES, L.P. ("BISYS"), an Ohio limited partnership.

                              W I T N E S S E T H :

         WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust desires to employ the capital held in the following of its series of investment portfolios, namely the Prime Obligations Fund, Equity Fund, Small Capitalization Fund, Bond Fund and International Discovery Fund (individually, a "Fund" and collectively, the "Funds"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Declaration of Trust and in the Prospectus with respect to each Fund as from time to time in effect; and

         WHEREAS, the Trust has submitted or will submit to BISYS copies of the Trust's Declaration of Trust and the Prospectus for each Fund and resolutions of the Trust's Board of Trustees with respect to each Fund; and

         WHEREAS, the Trust desires to appoint BISYS as administrator of each Fund and BISYS is prepared to provide such administrative services;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby the parties hereto agree as follows:

         1. SERVICES AS ADMINISTRATOR. BISYS hereby accepts its appointment as administrator for the Funds, and agrees to provide services hereunder subject to the direction and control of the Trust's Board of Trustees.

         With respect to each Fund, BISYS agrees to: furnish statistical and research data as needed, including yield and total return data; provide appropriate personnel, stationery and office supplies necessary to provide services under this Agreement; prepare those portions of the Trust's semiannual reports to the Securities and Exchange Commission on Form N-SAR that pertain to each Fund, and coordinate and file such reports; supply financial data for the Trust's filings with the SEC to update its registration statement on Form N-1A; compile data for and prepare for execution by the Trust those portions of the Trust's federal and state tax returns and required tax filings that pertain to each Fund and to file such returns and filings when completed (other than those filings required to be made by the Trust's custodian and transfer agent); prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; prepare those portions of the Trust's Annual and Semiannual Reports to shareholders that pertain to each Fund, and coordinate and file such reports; compile data for, prepare, and file timely notices to the Securities and Exchange Commission required with respect to the


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registration of each Fund's shares pursuant to Rule 24f-2 under the 1940 Act, and generally assist in all aspects of the Funds' operations; including coordination of the activities of the Trust's other service providers.

         BISYS also agrees, with respect to each Fund, to review the Fund's compliance with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Fund's compliance with the requirements of Section 817(h) of the Code and to report the findings of its review to the investment adviser of the Fund. BISYS shall conduct such reviews from time to time as it shall deem appropriate and in the case of the review of compliance with Section 817(h) of the Code, no less frequently than quarterly.

         BISYS also agrees to maintain office facilities for the Trust (which may be at the offices of BISYS or a corporate affiliate and which shall be in such location as BISYS may reasonably determine) and to supervise all administrative aspects of the Funds' operations except those performed by the Funds' investment adviser under its Investment Advisory Agreement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, BISYS hereby agrees that all records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. BISYS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, except for those records which are to be maintained for the Fund by its investment adviser.

         2. DELEGATION OF DUTIES. Notwithstanding any other provision of this Agreement to the contrary, BISYS may, at its discretion, delegate, assign or subcontract any of the duties, responsibilities and services governed by this Agreement, to its parent company, whether or not by formal written agreement, or to a third party. BISYS shall, however, retain ultimate responsibility to the Trust and shall implement such reasonable procedures as may be necessary for assuring that any duties, responsibilities or services so assigned, subcontracted or delegated are performed in conformity with the terms and conditions of this Agreement.

         3. FEES; EXPENSES; EXPENSE REIMBURSEMENT. In consideration of services provided and expenses assumed with respect to the Funds, the Trust will pay BISYS a monthly fee as set forth on Schedule A hereto.

         BISYS will from time to time employ or associate with itself such person or persons as BISYS may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both BISYS and the Trust. The compensation of such person or persons shall be paid by BISYS and no obligation will be incurred on behalf of the Trust in such respect.

         BISYS will bear all expenses in connection with the performance of its services under this Agreement. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of trustees who are not officers, directors,

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stockholders or employees of BISYS, or of the Funds' investment adviser or distributor, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to shareholders of the Funds, cost of shareholders' reports and corporate meetings and any extraordinary expenses will be borne by the Funds, provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of Fund shares.

         If in any fiscal year the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over such
Fund) exceed the expense limitations of any such state, BISYS will reimburse such Fund for 100 percent of such excess expense. The expense reimbursement obligation of BISYS is limited to the amount of its fees hereunder for such fiscal year, PROVIDED, HOWEVER, that notwithstanding the foregoing, BISYS shall reimburse a Fund for such excess expense regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled, and paid on a monthly basis.

         4. PROPRIETARY INFORMATION. BISYS agrees on behalf of itself and its employees to treat as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         5. LIMITATION OF LIABILITY. BISYS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of BISYS in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Further, notwithstanding its agreement hereunder to conduct reviews of each Fund's compliance with the requirements of Subchapter M and Section 817(h) of the Code, BISYS shall not bear any responsibility for any Fund's failure to comply with such requirements. In the event of willful misfeasance, bad faith or gross negligence by BISYS in the performance of such compliance reviews or reckless disregard by it of its obligation to conduct such reviews, BISYS' liability shall be limited to $1,000.00 per occurrence. Any person, even though also an officer, employee, or agent of BISYS, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services of the Trust or acting on any business of the Trust (other than services or business in connection with BISYS' duties as administrator hereunder), to be rendering such

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services to or acting solely for the Trust and not as an officer, employee, or agent or one under the control or direction of BISYS even though paid by them.

         6. TERM. This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided herein, shall continue until December 31, 1999, and thereafter shall continue automatically for successive five-year periods, PROVIDED, such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the affected Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time without the payment of any penalty, by the Trust by the vote of the Trust's Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, or by BISYS, on ninety days' written notice. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as such terms in the 1940 Act.) This Agreement shall be governed by the laws of the State of Ohio.

         7. NAMES. The names "The Parkstone Advantage Fund" and "Trustees of the Parkstone Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 18, 1993, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Parkstone Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                           THE PARKSTONE ADVANTAGE FUND

                                           By:      /s/ George R. Landreth
                                               ---------------------------------
                                           Its:     President

                                           BISYS FUND SERVICES, L.P.

                                           By:      /s/ Stephen G. Mintos
                                               ---------------------------------
                                           Its:     Executive Vice President
                                                --------------------------------


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                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT

                               DATED JULY 1, 1996
                               ------------------

   THE PRIME OBLIGATIONS FUND, THE EQUITY FUND, THE SMALL CAPITALIZATION FUND,
               THE INTERNATIONAL DISCOVERY FUND AND THE BOND FUND
               --------------------------------------------------

          Average Daily Net Assets                    Compensation
          ------------------------                    ------------

             Up to $1 billion              0.200% of Average Daily Net Assets


As compensation for the services to be rendered by BISYS pursuant to this Agreement, the Trust shall pay BISYS an annual fee based on the fee schedule set forth above and the average daily closing value of the net assets of each Fund. Such fee shall be calculated daily and payable monthly. In the event that the average daily net assets of the Trust exceed $1 billion, the parties intend to review the level of compensation payable to BISYS for administration services.

THE PARKSTONE ADVANTAGE FUND                  BISYS FUND SERVICE, L.P.

By:      /s/ George R. Landreth               By:      /s/ Stephen G. Mintos
         ------------------------                  -----------------------------
Its:     President                            Its:     Executive Vice President

Date:    July 1, 1996                         Date:    July 1, 1996
       --------------------------                   ----------------------------